EXHIBIT 99.1

Synthesis Energy Systems, Inc. Reports Fiscal 2016 Financial Results and Provides Business Update

CEO and President, and CFO, to Present Conference Call Webcast Today at 4:15 p.m. EDT

HOUSTON, Sept. 27, 2016 (GLOBE NEWSWIRE) -- Synthesis Energy Systems, Inc. (SES) (NASDAQ:SYMX), the global leader in low cost, high performance clean energy gasification technology, today reported financial and operating results for its fiscal 2016 year and fourth quarter, ended June 30, 2016.

“During our 2016 fiscal year we more than doubled our installed base of gasification systems in China, and we embarked on our bold strategy to expand SES’s growth and increase our share of the profits realized from our low cost, high performance clean energy technology. We are excited to have launched our first project investment platform, and subsequently established a stronghold in two of three designated industrial parks in the Dongying Port Economic Development Zone in Shandong Province, China. We believe that Dongying City will become a major hydrogen and industrial gas supply hub for China, and are pleased to have entered into agreements to develop and build our initial two pipeline hydrogen projects for refining cleaner transportation fuels from our clean syngas. We are in active discussions with the targeted offtakers for hydrogen gas sales and we intend to move quickly into the related agreements,” said DeLome Fair, SES President and CEO.

“The Dongying projects represent the first of several projects and investment platforms worldwide we anticipate for our new business growth model during the 2017 fiscal year. Each platform is designed to bring in projects, attract investment capital, secure equity positions for SES, and pull through technology and equipment orders from SES Technologies, LLC and Tianwo-SES,” continued Ms. Fair. “Our technology’s superior level of performance using locally supplied and plentiful low-grade coal, coal wastes, biomass, and municipal solid wastes not only generates clean energy in an environmentally friendly manner, it also provides superior economics as compared to the higher cost natural gas alternative. The global market for our technology is large, with significant quantities of our sweet spot feedstocks in developing and newly industrializing regions of our world that have historically had to rely on expensive imported natural gas.

“All of us at SES are very proud to have crossed the threshold from commercialization – with an installed base of 12 systems – to globalization during this past fiscal year. Our 2017 fiscal year is primed for strong growth for us to realize our vision for a worldwide, large-scale, clean energy value creation model. In China and beyond, we are singularly focused on creating a diverse global business operation with growth and income its driving force, by bringing vitally needed, high value energy products – that are at once sustainable, economic and clean – to the growing regions of our world,” concluded Ms. Fair.

Recent Corporate Highlights

Equity Platforms and Projects:

China Clean Energy Platform: Dongying Port Economic Development Zone Hydrogen Projects: SES has ventured into two new equity platform projects with local governments to serve refinery upgraders in Dongying City, in Shandong Province, China: Lijin Binhai New District industrial park, and Hekou Blue Economy Industrial Park. These initial pipeline projects will use SGT’s clean syngas to produce lower-cost, high purity pipeline hydrogen, as well as syngas and other industrial gases, for refining cleaner transportation fuels from the Company’s clean syngas. Dongying houses the largest concentration of non-state-owned refineries in China, and is a city developed via the Shengli Oil Field. SES is now focused on the configuration of the plants, and is in the process of completing the Feasibility Study Reports (FSR) for both projects. The FSRs are a critical step in the government approval process in China. Additionally, SES is in active discussions with the targeted offtakers for hydrogen gas sales and the Company intends to move quickly into the related agreements. The projects are intended to be funded by equity from a combination of funding vehicles along with debt financing.

SES Assets:

Yima Joint Ventures Methanol Plant (Yima): Yima has achieved multiple milestones during 2016, including technical acceptance, the physical completion of construction and, most recently, a business license in July. This license represented the final milestone required for the Yima JV to be able to produce and sell high value chemical grade methanol into the market. The JV has a few milestones still to be reached to formally finalize the construction of the plant, per Chinese regulations.  This includes obtaining the final safety and environmental permits.  As part of this process and at the request of the local environmental bureau, the facility was shut down in June. The outage was complicated by a maintenance related accident, but we believe the JV is taking all required actions and will have the plant up and running during the upcoming next quarter. One key step in the process to finalize permits is to modify and consolidate the existing 3-JV structure, which together comprise the entire facility, this process is now in progress by the JV management team. SES anticipates that the new JV entity will complete this process and will receive its required final safety and environmental permits before the end of this calendar year. As a result of the temporary shutdown and resultant increased financial debt for the project, the Company determined that the asset was partially impaired.

Zao Zhuang New Gas Company Joint Venture (ZZ): In August, SES and its JV partner, Shandong Weijiao Group Xuecheng Energy Co., Ltd. (Xuecheng Energy), entered into a Definitive Agreement to restructure ZZ. Xuecheng Energy assumed all outstanding financial liabilities of ZZ and SES retained about 9% ownership in the joint venture. The JV is currently evaluating a new and improved ZZ syngas facility at the Zouwu Industrial Park, in a new industrial zone for the Xuecheng District of Zao Zhuang, where Xuecheng Energy has built and is operating new and larger coke ovens as well as an LNG manufacturing facility. Xuecheng Energy is considering more valuable end products to make from ZZ syngas, including LNG, refined hydrocarbons, fuels and acetic anhydride. SES has the option to reinvest in the new ZZ project, and SGT will continue to be used for syngas production at the new site.

Technology Licensing and Equipment:

China Joint Venture: Tianwo-SES Clean Energy Technologies Co., Ltd. (Tianwo-SES), SES’s China Joint Venture with Suzhou THVOW Technology Co., Ltd. (THVOW):

  Customer – Aluminum Corporation of China Limited (CHALCO): Tianwo-SES licensed and provided the SGT technology design and proprietary gasification equipment to three CHALCO industrial fuel plants, and has recognized $18.4 million in revenue to date from the order.

    CHALCO HENAN: This plant began commissioning of the gasifiers in April 2016, but has temporarily suspended its commissioning due to operating issues in the aluminum facility unrelated to the clean syngas plant. The Company expects the commissioning to resume when the aluminum facility is ready, but it is not known at this time when this is expected to happen.

    CHALCO SHANXI: The plant in Xing County, Shanxi Province is in operation.

    CHALCO SHANDONG: The first plant in this CHALCO order, in Zibo City, Shandong Province is also in operation.

  Suzhou THVOW Technology Co., Ltd. continues to fail to complete its required last payment of 46.2MM Yuan, or approximately $7MM, of registered capital into the Tianwo-SES JV.  SES is actively examining all legal options to remedy the situation.

Fiscal Fourth Quarter 2016 Financial Results (Unaudited)

The Company reported $0.5 million of revenue for the three months ended June 30, 2016, versus $4.6 million for the three months ended June 30, 2015. The decrease in both volume and revenue was primarily due to the shutdown of the ZZ Joint Venture’s plant in late October 2015.

The Company’s operating loss for the fourth quarter of fiscal 2016 was increased to $11.2 million versus an operating loss of $3.8 million for the fourth quarter of fiscal 2015. The increase in operating loss was primarily due to an $8.6 million impairment of the Yima Joint Ventures investment.

The net loss attributable to stockholders for the fourth quarter of fiscal 2016 was $11.6 million, or $0.13 per share, versus a loss of $3.8 million, or $0.05 per share, for the prior year’s fourth quarter.

As of June 30, 2016, the Company had cash and cash equivalents of $13.8 million and working capital of $2.4 million.

Fiscal 2016 Financial Results (Unaudited)

Total revenue was $6.0 million for the Current Year as compared to $15.5 million for the Prior Year.

Our ZZ Joint Venture sold 18,115 metric tons of methanol and generated approximately $4.8 million of revenue during the Current Year, compared with 49,706 metric tons of methanol sold which generated approximately $15.1 million of revenue during the Prior Year. The decrease in both volume and revenue was primarily due to the shutdown of the ZZ Joint Venture’s plant in late October 2015.

Technology licensing and related services revenue was $0.3 million for the current year, which resulted from the technical consulting and engineering services provided to during the Current Year. There was no technology licensing and related services revenue to customers during the Prior Year.

Related party consulting revenue increased by $0.5 million to $0.9 million during the Current Year as compared to $0.4 million for the Prior Year, which primarily resulted from technical consulting and engineering services provided to related parties.

The operating loss for fiscal 2016 was $22.5 million compared to an operating loss of $38.3 million for fiscal 2015. The decrease was primarily the result of the $20.9 million impairment of the ZZ Joint Venture plant during the prior year partially offset by the $8.6 million impairment recorded for the Yima Joint Ventures in the current year.

The net loss attributable to stockholders for fiscal 2016 was $23.1 million or $(0.27) per share versus $37.9 million or $(0.50) per share for fiscal 2015.

Conference Call Information

SES President and CEO DeLome Fair and CFO Roger L. Ondreko will report on quarterly financial results and provide a business update beginning at 4:15 p.m. EDT on September 27.

To access the live conference call webcast, please log on to the Investor Center of the corporate website, www.synthesisenergy.com. Interested parties can pre-register for the conference at: http://dpregister.com/10092174. Alternatively, interested parties may participate in SES’s conference call by phoning (877) 508-9602 (U.S) or (412) 317-5113 (Int’l). Callers should request the “Synthesis Energy Systems, Inc. (SES) call.”

An archived version of the SES conference call webcast will be available, beginning approximately one hour after its completion, through December 22, 2016. Interested parties can access the telephonic replay on the Investor Center of the company’s website, or by phoning (877) 344-7529 (U.S.) or (412) 317-0088 (Int’l). The PIN access code for both the live call and replay is: 10092174.

About Synthesis Energy Systems, Inc.

Synthesis Energy Systems (SES) is a Houston-based technology company focused on bringing clean high-value energy to developing countries from low-cost and low-grade coal, biomass and municipal solid waste through its proprietary gasification technology based upon U-Gas®, licensed from the Gas Technology Institute. The SES Gasification Technology (SGT) can produce clean, low-cost syngas for power generation, industrial fuels, chemicals, fertilizers, and transportation fuels, replacing expensive natural gas based energy. SGT can also produce high-purity hydrogen for cleaner transportation fuels. SGT enables Growth With Blue Skies, and greater fuel flexibility for both large-scale and efficient small- to medium-scale operations close to fuel sources. Fuel sources include low-rank, low-cost high ash, high moisture coals, which are significantly cheaper than higher grade coals, many coal waste products, biomass, and municipal solid waste feedstocks. For more information, please visit: www.synthesisenergy.com.

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the ability of our project with Yima to produce earnings and pay dividends; our ability to develop and expand business of the TSEC joint venture in the joint venture territory; our ability to successfully partner our technology business; our ability to develop our power business unit and marketing arrangement with GE and our other business verticals, including DRI steel, through our marketing arrangement with Midrex Technologies, and renewables; our ability to successfully develop the SES licensing business; the ability of the ZZ Joint Venture to complete its planned restructuring, retire existing facilities and equipment and build another SGT facility; the economic conditions of countries where we are operating; events or circumstances which result in an impairment of our assets; our ability to reduce operating costs; our ability to make distributions and repatriate earnings from our Chinese operations; our ability to successfully commercialize our technology at a larger scale and higher pressures; commodity prices, including in particular natural gas, crude oil, methanol and power, the availability and terms of financing; our ability to obtain the necessary approvals and permits for future projects, our ability to raise additional capital, if any, our ability to estimate the sufficiency of existing capital resources; the sufficiency of internal controls and procedures; and our results of operations in countries outside of the U.S., where we are continuing to pursue and develop projects. Although SES believes that in making such forward-looking statements our expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected by us. SES cannot assure you that the assumptions upon which these statements are based will prove to have been correct.

Contact:

MDC Group
Investor Relations:
David Castaneda
Arsen Mugurdumov
414.351.9758
IR@synthesisenergy.com

Media Relations:
Susan Roush
805.624.7624
PR@synthesisenergy.com

TABLES FOLLOW

SYNTHESIS ENERGY SYSTEMS, INC.
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenue:
Product sales and other -related parties	$1	$4,420	$4,753	$15,145
Technology licensing and related services	—	—	300	—
Related party consulting services	472	206	938	372
	473	4,626	5,991	15,517
Costs and Expenses:
Costs of sales and plant operating expenses	399	4,797	7,213	19,713
General and administrative expenses	1,934	2,380	8,514	8,974
Stock-based expense	500	971	3,317	2,586
Depreciation and amortization	214	229	869	1,603
Impairments	8,613	—	8,613	20,914

Total costs and expenses	11,660	8,377	28,526	53,790

Operating loss	(11,187)	(3,751)	(22,535)	(38,273)

Non-operating income (expense):
Equity in losses of joint venture	(244)	—	(244)	—
Foreign currency gains (losses), net	(116)	32	(430)	39
Interest income	5	17	60	70
Interest expense	(141)	(158)	(439)	(372)

Net loss	(11,683)	(3,860)	(23,588)	(38,536)
Less: net loss attributable to noncontrolling interests	(94)	(20)	(516)	(654)
Net loss attributable to SES stockholders	$(11,589)	$(3,840)	$(23,072)	$(37,882)

Net loss per share:
Basic and diluted	$(0.13)	$(0.05)	$(0.27)	$(0.50)

Weighted average common shares outstanding:
Basic and diluted	86,964	83,136	86,776	75,699

SYNTHESIS ENERGY SYSTEMS, INC.
Consolidated Balance Sheets
(In thousands, except share and per share amounts)
(Unaudited)

	June 30, 2016	June 30, 2015

ASSETS

Current assets:
Cash and cash equivalents	$13,819	$22,217
Certificate of deposit-restricted	2,262	1,635
Accounts receivable-related party, net	27	705
Prepaid expenses and other currents assets	1,157	489
Inventory	122	587
Total current assets	17,387	25,633

Property, plant and equipment, net	9,002	10,342
Intangible assets, net	898	939
Investment in joint ventures	26,201	34,815
Other long-term assets	1,693	2,022

Total assets	$55,181	$73,751

LIABILITIES AND EQUITY

Current liabilities:
Accrued expenses and accounts payable	$3,353	$4,348
Accrued expenses and accounts payable -related party	4,853	4,088
Line of credit	3,770	3,271
Short-term bank loan	3,016	3,271

Total current liabilities	14,992	14,978

Commitment and contingencies

Stockholder’s Equity:
Preferred stock, $0.01 par value: 200,000 shares authorized-no shares issued and outstanding	—	—
Common stock, $0.01 par value: 200,000 shares authorized: 86,984 and 85,476 shares issued and outstanding, respectively	870	855
Additional paid-in capital	261,225	256,643
Accumulated deficit	(226,938)	(203,866)
Accumulated other comprehensive income	6,586	6,179
Total stockholders’ equity	41,743	59,811
Noncontrolling interests in subsidiaries	(1,554)	(1,038)

Total stockholders’ equity attributable to SES	40,189	58,773

Total liabilities and stockholders’ equity	$55,181	$73,751